Press Release
For Further Information Contact:

INVESTORS	MEDIA
Matt Schroeder	Karen Rugen
(717) 214-8867	(717) 730-7766
or investor@riteaid.com

FOR IMMEDIATE RELEASE

RITE AID EXTENDS EXCHANGE OFFER

CAMP HILL, PA. (December 22, 2010) – Rite Aid Corporation (NYSE: RAD) announced today that it has extended its offer to the holders of the $650.0 million aggregate principal amount of its 8.00% Senior Secured Notes due 2020, issued August 16, 2010, to exchange such notes for a like principal amount of notes with identical terms other than that such new notes have been registered under the Securities Act of 1933, as amended.

The exchange offer, which had been scheduled to expire on December 21, 2010 at 5:00 p.m., New York City time, will now expire at 5:00 p.m., New York City time, on Wednesday, December 22, 2010, unless further extended by Rite Aid.  All other terms, provisions and conditions of the exchange offer will remain in full force and effect.  The Bank of New York Mellon Trust Company, N.A. has been appointed as exchange agent for the exchange offer.  Requests for assistance or documents should be directed to The Bank of New York Mellon Trust Company, N.A. at (212) 815-5920.

Rite Aid said it has been informed by the exchange agent that, as of 5:00 p.m., New York City time, on December 21, 2010, $637.5 million in aggregate principal amount of its 8.00% Senior Secured Notes due 2020 had been tendered in the exchange offer.  This amount represents approximately 98.1% of the outstanding 8.00% Senior Secured Notes due 2020.

Rite Aid is one of the nation’s leading drugstore chains with more than 4,700 stores in 31 states and the District of Columbia and fiscal 2010 annual revenues of $25.7 billion. Information about Rite Aid, including corporate background and press releases, is available through the company’s website at http://www.riteaid.com.

This notice does not constitute an offer of any securities.

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